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                                                                    Exhibit 99.1



                                                           FOR IMMEDIATE RELEASE

                              DATE:                            DECEMBER 31, 2003

                              CONTACTS:           Benjamin Hong, President & CEO
                                                                    213-639-1700
                                                              Timothy Chang, CFO
                                                                    213-639-2596
                                                   J. Han Park, Public Relations
                                                                    213-427-6322



NARA BANCORP, INC. ANNOUNCES COMPLETION OF TRUST PREFERRED OFFERINGS

Los Angeles, CA, December 31, 2003: Nara Bancorp (Nasdaq: NARA), today announced that it has received net proceeds of $14.8 million through its participation in two trust preferred securities offerings (a $10 million and a $5 million offering) as part of pooled offerings with several other financial institutions. Nara issued the trust preferred securities through two newly formed wholly-owned trust subsidiaries to supplement capital and to use for general corporate purposes.

The trust preferred securities will mature in 30 years and are callable at the option of Nara in multiples of $1,000 after five years. The securities have floating rates, which will reset quarterly, based on the three-month LIBOR plus 2.95% (in the case of the $10 million offering) and 2.85% (in the case of the $5 million offering).

Under applicable regulatory guidelines, Nara expects that some portion of trust preferred securities will qualify as Tier 1 and the majority will qualify as Tier 2 capital.

About Nara Bancorp

Nara Bancorp, Inc. is the parent company of Nara Bank, N.A., which was founded in 1989. Nara Bank is a full service commercial bank headquartered in Los Angeles with twenty-two branches and offices in the United States and one representative office in Seoul, Korea. Nara Bank operates full service branches in California and New York with loan production offices in California, Washington, Illinois, Georgia, New Jersey and Virginia. Nara Bank specializes in core business banking products for small and medium-sized companies with emphasis in commercial real estate and business lending, SBA lending and international trade financing. Nara Bank is a member of the FDIC and is an Equal Opportunity Lender. For more information on Nara Bank call our Los Angeles office at 213-639-1700 or New York office at 212-279-2790 or visit our website at www.narabank.com. Nara Bancorp, Inc. stock is listed on Nasdaq under the symbol "NARA".



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Forward-Looking Statements

This press release may contain forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such forward looking statements, including, but not limited to economic, competitive, governmental and technological factors affecting Nara Bancorp's operations, markets, products, services, and pricing. Nara Bancorp undertakes no obligation to revise or publicly release the results of any revision to these forward-looking statements. Readers should carefully review the risk factors and the information that could materially affect Nara Bancorp's financial results, described in other documents the Company files from time to time with the Securities and Exchange Commission, including its Form 10-Q for the quarter ended September 30, 2003 and Annual Report on Form 10-K for the fiscal year ended December 31, 2002, and particularly the discussion of business considerations and certain factors that may affect results of operations and stock price set forth therein. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release.



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